Exhibit 10.1

Plan Document

PAR Petroleum (and subsidiaries) Incentive Compensation Plan

Table of Contents

I.	Plan Objectives
II.	Definitions
III.	Plan Cycle
IV.	Eligibility
V.	Business Unit Performance Goals
VI.	Determination of Individual Bonus Awards
VII.	Bonus Formula
VIII.	Plan Administration

I. Objectives

The management of PAR Petroleum has proposed an Incentive Compensation Plan to provide rewards for the accomplishment of specific goals which have been designed to align individual and business group efforts with the company’s objectives.

Specifically, the plan is intended to:

•	Create and sustain employee ownership in the success of PAR Petroleum.

•	Create alignment with the critical success factors and core values of Safety and Environmental accountability.

•	Recognize the importance operational reliability is to the financial success of the company.

•	Provide financial incentives for PAR Petroleum employees to participate in the success of the company.

II. Definitions

Bonus Target. The amount earned if individual, group and corporate performance is attained at target levels. The targets are pay grade dependent. The company will communicate bonus targets to employees.

Senior management/human resources will make initial pay grade determinations which will be benchmarked against similar positions in the appropriate industry/location. Pay grade recommendations will be subject to review and possible revision by the President/CEO.

Metric. The five specific key performance indicators selected to measure performance. These include safety, environmental, group performance, individual performance and adjusted EBITDA. For each metric, actual performance determined at the end of the plan year will be compared to the goals for such metric and an award payout will be determined. Goals for these key metrics are set by management. PAR Petroleum adjusted EBITDA will be applied to base performance as a multiplier (50% to 150%),

Safety. The KPI’s that will make up safety metrics will be created by the management of the specific group (refining, marketing and logistics etc.) and will be approved by executive management. All safety terms shall be construed as defined in the OSHA record keeping regulations. It is recognized that the company maintains a responsibility in the coordination and management of all safety practices, including contractor activities – contractor safety records will be considered and reviewed for an adjustment to the overall safety metric under management discretion in the event of poor or exemplary contractor safety performance.

Environmental. The KPI’s that will make up the environmental metric will be created by the management of the specific group (refining, marketing and logistics etc.) and will be approved by executive management.

Group Performance. Group performance will consist of metrics to measure the financial performance of each segment of the company. In the event a significant reliability event occurs, spanning more than one month, and the monthly operating plan is adjusted to account for this event, senior management may alter the targeted plan to a more optimum business plan for purposes of calculating the group performance metric for the months so impacted by a suboptimal operating plan.

Adjusted EBITDA. Earnings Before Interest, Tax, Depreciation and Amortization and non-cash gains or losses (such as inventory gains or losses), as calculated by the company and as reported in PAR’s annual audited financial statements. The adjusted EBITDA will calculate to a percentage ranging between 50% and 150%.

Individual Performance Modifier. A percentage used in the calculation of each eligible employee’s bonus award related to his/her performance rating for the plan year. See below for specifics regarding individual performance.

Proration Factor. The company reserves the right to prorate the bonus payout to any eligible employee if he/she has been employed for less than the full plan year or has been absent for more than 30 consecutive days (excluding vacation time used) or for any other circumstance determined to be relevant.

III. Plan Cycle

The plan is based on the performance goals achieved for the 12 month period from January 1 through December 31, 2015.

IV. Eligibility

Full-time, salaried, exempt employees on the active employee company payroll as of December 31 of the plan year and at the time the bonus is paid are eligible to be considered for a bonus payout. Some payments may be prorated. Employees not on the active payroll at the time the bonus is paid will not be eligible to receive the bonus, even if present throughout the metric period. The company will exercise independent discretion in the event an employee is promoted or demoted during the plan year and the employee has a change in pay grade/bonus target.

V. Business Unit Performance Goals

The PAR president and CEO, in conjunction with the company management team, shall designate and approve the metrics and associated performance goals for each plan year.

VI. Determination of Individual Performance Multiplier

A bonus target is established for each eligible employee based on the pay grade to which the employee is assigned. Such targets will be prorated to reflect any changes in pay grade assignment during the term of the plan.

Individual performance will be factored into the calculation of each individual’s bonus award based on the employee’s performance rating as shown below.

Performance Rating	Number	Individual Performance Modifier
Outstanding	5	115 - 130%
Strong	4	105 - 115%
Meets expectations	3	95 - 105%
Needs Improvement	2	40 - 50%
Unsatisfactory	1	0%

Performance Evaluation System.

This system is based on the assumption that performance ranking (5-1) and the resultant rating distribution of individual employees will fall roughly into a bell curve pattern, with very few persons achieving the superior category and similarly very few rated as Needs Improvement, with Unacceptable being reserved only for those whose performance must either change in the near future or their employment will be terminated. If such a bell curve is not achieved, the president/CEO reserves the right to adjust performance ratings for purposes of bonus calculations.

VII. Bonus Formula

Plan payout will equal an individual’s Annual Base Salary at end of Year times the Employee Bonus Target (Position Dependent) times the Individual Performance factor times the Business Unit Performance Metric times the adjusted EBITDA Factor.

Functional Elements of the Incentive Plan

Incentive compensation will be earned based on five key performance metrics which are set by management for the group and approved by executive management. Goals will be set and announced annually. Awards will be rounded to the nearest dollar.

•	Adjusted EBITDA factor

•	Safety performance

•	Environmental performance

•	Group performance

•	Individual performance factor.

Adjusted EBITDA factor will be calculated as set forth herein. The company will set three adjusted EBIDTA targets: minimum, goal, and maximum.

•	Minimum: If adjusted EBITDA is equal to the minimum, the adjusted EBITDA factor will be 50%. If it is below the minimum, the plan is terminated and ay bonus awards are discretionary.

•	Goal: If adjusted EBITDA is equal to the goal, the adjusted EBITDA factor will be 100%.

•	Maximum: If adjusted EBITDA equals or exceeds the maximum, the adjusted EBITDA factor will be capped at 150%.

•	Percentage determined using linear interpolation for in between %.

EXAMPLE A: for calculating an individual’s bonus award follows. Assume the employee is at 15% bonus target, a business unit performance accomplishment of 90%, an adjusted EBITDA factor of 100%, and the employee is a strong (4) performer.

72,000 Annual Base Salary at end of Plan Year

X Bonus Target (based on pay grade) 15%

X Individual Performance factor 115%

X Business Unit Performance Metric 90%

X adjusted EBITDA factor 100%

= Individual Bonus Amount (in whole dollars)

$72,000 x 15% x 115% x 90% x 100% = $11,178

Effective bonus is 15.5%

EXAMPLE B: for calculating an individual’s bonus award follows. Assume the employee is at 15% bonus target, a business unit performance accomplishment of 100%, an EBITDA factor of 150%, and the employee is an outstanding (5) performer.

72,000 Annual Base Salary at end of Plan Year

X Bonus Target (based on pay grade) 15%

X Individual Performance factor 130%

X Business Unit Performance Metric 100%

X adjusted EBITDA factor 150%

= Individual Bonus Amount (in whole dollars)

$72,000 x 15% x 130% x 100% x 150% = $ 21,060.00

Effective bonus is 29.25%

VII. Bonus Plan Administration

Incentive plan payments, if any, will be made once a year, following the release of year-end financials. Payment will be made by direct deposit to the employee’s designated checking or savings account within three weeks of the release or as soon as administratively possible.

Discretionary Adjustments to the Plan. PAR may at any time amend, modify or terminate the plan. PAR retains the right to impose a safety, environmental and/or general performance adjustment at company management discretion. For example, the bonus plan might be “turned off” for a significant safety, environmental or general performance incident at the refinery or for the corporation as a whole.

Non-assignability of Benefits. The benefits payable under this plan or the right to receive future benefits under the plan may not be anticipated, alienated, pledged, encumbered or subjected to any charge or legal process.

Non-guarantee of Employment. Nothing contained in this plan shall be construed as a contract of employment between the company and any participant, or as right of any participant to be continued in employment of the company or as a limitation of the company to discharge any of its employees with or without cause.